UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒           Definitive Proxy Statement

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☐           Soliciting Material Pursuant to § 240.14a-12
FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 27, 2012

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 27, 2012 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect eight directors to serve until the 2013 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(iv)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2012; and

(v)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 27, 2012.  The proxy statement and annual report to shareholders are available at www.shareholdermaterial.com/FC.

The Board of Directors has fixed the close of business on November 30, 2011, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 20, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 27, 2012

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock) for use at our Annual Meeting of Shareholders to be held on Friday, January 27, 2012, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 20, 2011.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect eight directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to hold an advisory vote on the frequency of the advisory vote on executive compensation; (iv) to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accountants for the fiscal year ending August 31, 2012; and (v) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on November 30, 2011 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business at November 30, 2011 are entitled to vote at the Annual Meeting.  As of the Record Date, there were 17,735,564 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

How You Can Vote

You may submit your vote by completing, signing, and dating each proxy card received before the Annual Meeting or by voting in person at the Annual Meeting.  Sign your name exactly as it appears on the proxy card.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our transfer agent no later than January 26, 2012 to be voted at the Annual Meeting.

Voting by Proxy

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the eight director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) ONE YEAR for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3); and (iv) FOR the ratification of the appointment of Ernst & Young as our independent registered public accountants for the fiscal year ending August 31, 2012 (Proposal No. 4), and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not anticipated that any other matters will be presented at the Annual Meeting.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

Revocation of Proxies

A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Election to the Board of Directors

Our Board currently consists of nine directors, of which six are considered independent.  Due to age and health related considerations Dr. Stephen R. Covey has chosen not to stand for re-election at our Annual Meeting.  Our Board thanks Dr. Covey for his exemplary service.  The Board has not nominated an individual to fill the resulting vacancy and the remaining eight of the Company’s directors are nominated for re-election at the Annual Meeting.  Each of the directors will serve a one-year term expiring at the next annual meeting of shareholders.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

Our directors are familiar with our business and the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating and Governance Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for re-election.

Clayton M. Christensen, 59

Independent Director
Director Since: March 2004
Committees: none
Other Directorships: Tata Consultancy Services (NYSE), W.R. Hambrecht, and Vanu

Dr. Christensen is the Kim B. Clark Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of CPS Technologies from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen is the founder of Rose Park Advisors, Innosight LLC, and the Christensen Institute for Disruptive Change.

Director Qualifications:  Dr. Christensen’s research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen is widely recognized as a leader in these fields and his knowledge and valuable insights enable him to make significant contributions to our strategic direction and development of new training and consulting services.  Additionally, Mr. Christensen’s previous work with various companies provides him with a broad perspective in the areas of management and operations.

Robert H. Daines, 77

Independent Director
Director Since: April 1990
Committees: Member of all standing committees
Other Directorships: None

Dr. Daines is an Emeritus Driggs Professor of Strategic Management at Brigham Young University, where he was employed for 44 years.  While employed by Brigham Young University, Dr. Daines taught courses in finance, strategic financial management, and advanced financial management.  He also served as director of the MBA program from 1966 to 1978.  During that time, Dr. Daines also taught financial strategy and management controls courses for corporations such as Chase Manhattan Bank, Bank of America, and British Petroleum.  He also co-authored the finance textbook Strategic Financial Management, published by Irwin as well as several articles and cases.  Additionally, Dr. Daines served as a consultant to Aetna Life and Casualty where he managed their treasury services including cash management, accounting controls, and financial policies and procedures.  Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

Director Qualifications: Dr. Daines’ extensive academic and business consulting experience provides him with significant financial, strategic, and management experience as well as a strong business acumen.  In addition to his teaching responsibilities, Dr. Daines has consulted with numerous corporations across many industries.  This experience has provided Dr. Daines with a broad perspective and enables him to make valuable contributions in the areas of management, finance, operations, strategy, and long-range planning.  Dr. Daines’ strong financial background qualifies him as our audit committee financial expert, enabling him to make valuable contributions to our audit committee.  In addition, his 20 years of experience on our Board of Directors gives him significant insight into the Company and its long-term goals.

E.J. “Jake” Garn, 78

Independent Director
Director Since: January 1993
Committees: Chair of the Audit Committee
Other Directorships: Headwaters, Inc. (NYSE) and Nu Skin Enterprises, Inc. (NYSE)

Mr. Garn is a self-employed consultant.  From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah.  During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing, and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees.  Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974.

Director Qualifications:  Mr. Garn’s nearly 20 years of experience on our Board of Directors provides him with considerable knowledge of our business as well as historical perspective and long-term focus on the interests of the Company and its shareholders.  During his tenure in public office, Mr. Garn developed leadership and executive skills that allow him to make important contributions to various areas of management and executive decision making.  Mr. Garn’s experience with various governmental committees and organizations also provides him with valuable understanding of the regulatory and compliance environment, which allows him to make valuable contributions to the Board of Directors as the Chairman of the Audit Committee.

Dennis G. Heiner, 68

Lead Independent Director
Director Since: January 1997
Committees: Chair of the Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner currently serves as Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil’s AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern’s Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner’s broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner’s executive leadership experience and strong business background enable him to provide strong and independent leadership on the Board of Directors in his role as Lead Independent Director.  Mr. Heiner also makes important contributions to the Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara, 58

Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Klimpton Hotel and Restaurant Group, LLC

Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on the Board as a designee of Knowledge Capital.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Mr. McNamara’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for more than 10 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 64

Director
Director Since: May 1997
Committees: None
Other Directorships: Chairman of the Board at JetBlue Airways (NASDAQ) and Director at Ladder Capital Finance, Integra Partners Holdings, Bonobos, and Packsize

Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997, and as Vice-Chairman of Covey Leadership Center from 1994 to 1997.  Mr. Peterson founded Peterson Partners, a Salt Lake City-based private equity group with some $400 million under management, which focuses on providing growth and buyout capital to businesses with strong management teams and a track record of success.  Separate from this private equity business, Mr. Peterson founded Peterson Ventures to fulfill a passion for partnering with talented entrepreneurs in earlier stage or smaller ventures.  Mr. Peterson has been on the faculty at the Graduate School of Business at Stanford University since 1992 where he has taught courses in real estate investment, entrepreneurship, and leadership.  In 2005 he was selected by students to receive the Distinguished Teacher Award.  In the past he has served as a director at Stanford’s Center for Leadership Development and Research and as a member of the Dean’s Advisory Group.  Mr. Peterson currently serves as an Overseer at the Hoover Institution.  Between 1973 and 1991, he was Treasurer, Chief Financial Officer, Board member, and Chief Executive Officer of Trammell Crow Company, the world’s largest private real estate development firm.  Over the past 35 years, he has served on dozens of public and private boards including Asurion, the Dallas Market Center, Texas Commerce Bank (Dallas), the Advisory Board at the GSB at Stanford, and on the President’s Council at Brigham Young University.  He was valedictorian at his undergraduate institution, Brigham Young University, and earned an MBA from Harvard Business School in 1973.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Ventures and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Mr. Peterson also has a deep understanding of the Company’s operations and background with over 10 years of experience on our Board of Directors.

E. Kay Stepp, 66

Independent Director
Director Since: May 1997
Committees: Chair of the Compensation Committee and member of all other standing committees
Other Directorships: StanCorp Financial Group (NYSE) and Planar Systems, Inc. (NASDAQ)

Ms. Stepp, a retired executive, is the former chairperson of the board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  Ms. Stepp also served as a director of the Covey Leadership Center from 1992 to 1997.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Director Qualifications: Ms. Stepp’s experience in management and as chief operating officer brings valuable knowledge to the Board of Directors in areas such as marketing, distribution, human resources, technology, and administration.  Ms. Stepp also brings the Company extensive governance experience with public corporations, private corporations, and non-profit organizations.  This background and experience allow Ms. Stepp to make valuable contributions to the Board of Directors in the areas of operations, management, compensation, and innovation.  She also brings special expertise and experience in human resource management and compensation from her consulting career, which provides her with the knowledge to serve as the chairperson of the Board’s Compensation and Organization Committee.  Ms. Stepp has a deep understanding of our operations and long-term goals from her nearly 20 years of experience on the Board of Directors.

Robert A. Whitman, 58

Chairman of the Board and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: EnergySolutions, Inc. (NYSE) and Elanco

Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman’s role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman’s extensive experience in finance, private equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

FranklinCovey upholds a set of basic values and principles to guide our actions and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by the majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, and compensation.  In carrying out this responsibility, our Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as a Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  In addition, our Board has determined that if the Chairman is not an independent director, then there should also be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chairman of our Nominating and Governance Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while the management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2011, management met with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks were allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Overview

During the fiscal year ended August 31, 2011, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate, except for Dr. Stephen R. Covey, who attended 50 percent of the Board meetings.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Six members of our Board of Directors attended our annual meeting of shareholders held in January 2011.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Clayton M. Christensen	-	-	-
Stephen R. Covey	-	-	-
Robert H. Daines	X	X	X
E.J. “Jake” Garn	Chair	-	-
Dennis G. Heiner	X	Chair	X
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	X	Chair
Robert A. Whitman	-	-	-

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met ten times during the fiscal year ended August 31, 2011.  The Audit Committee’s primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, and performance, internal audit function performance, and internal control over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The audit committee is chaired by Mr. Garn and each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that one of the Audit Committee members, Robert H. Daines, is a “financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Corporate Governance and Nominating Committee (the Nominating Committee) is chaired by Mr. Heiner and met five times during fiscal 2011.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee

We are in a business that relies heavily on our people for our competitive advantage.  As a result, our Organization and Compensation Committee (the Compensation Committee) plays a pivotal role in enabling us to attract and retain the best talent.

The Compensation Committee is chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package during fiscal 2011.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee); and

•	provide risk oversight of all Company compensation plans.

The Compensation Committee met seven times during fiscal 2011.  All of the Compensation Committee members are “independent” as defined under NYSE rules.  Except as described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  During fiscal 2011 the Compensation Committee engaged Mercer and Pearl Meyer & Partners as compensation consultants.  These compensation consultants provided information to the Compensation Committee regarding share-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

During fiscal 2011, the Company employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of the Compensation Committee, and paid him compensation totaling $132,713.

Director Nomination Process

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005 between Knowledge Capital and us, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board committees.

Communications with Directors

Shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 or by using our website at www.franklincovey.com.  All such communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.  Shareholders or other interested parties wishing to communicate with Dennis G. Heiner, the Lead Independent Director, may reach him at: c/o Stephanie King, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

Fiscal 2011 Director Compensation

Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for Board of Director meetings.   In fiscal 2011, the remaining directors were paid the following amounts for services provided, which did not change from fiscal 2010:

•	Each Board member was paid an annual retainer of $30,000, paid in quarterly installments, for service on the Board and attending Board meetings.

•	In lieu of committee meeting fees, each Board member was paid an additional annual retainer of $7,000 for service on each committee on which he or she served.

•	Committee chairpersons were paid an additional annual retainer of $5,000 for the Audit and Compensation Committees and $3,000 for all other committees.

•	Each non-employee member of the Board of Directors received a restricted stock award of shares equivalent to $40,000 which vests over a one-year service period.

•	Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2011 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Clayton Christensen	30,000	40,000	-	-	-	-	70,000
Robert H. Daines	51,000	40,000	-	-	-	-	91,000
E.J. “Jake” Garn	42,000	40,000	-	-	-	-	82,000
Stephen R. Covey	30,000	40,000	-	-	-	-	70,000
Dennis G. Heiner	54,000	40,000	-	-	-	-	94,000
Joel C. Peterson	30,000	40,000	-	-	-	-	70,000
E. Kay Stepp	56,000	40,000	-	-	-	-	96,000
Donald McNamara	30,000	40,000	-	-	-	-	70,000

Amounts reported in column C represent the fair value of share-based compensation granted to each member of the Board of Directors.  All Board of Director unvested stock awards are made annually in January following the Annual Meeting, and have one-year vesting terms.  During the year ended August 31, 2011, each non-employee member of the Board received an unvested share award of 4,745 shares that had a fair value of $40,000.  The fair value of the stock awards presented in column C was based on a share price of $8.43 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2011, the directors named above, other than Mr. Whitman, held a total of 37,960 shares of unvested stock.  We have not granted any stock options to members of the Board of Directors in recent fiscal years.

Fiscal 2012 Director Compensation

Based on information obtained from our compensation consultants, the following changes were approved by the Board regarding fiscal 2012 director compensation:

•	The annual retainer for directors will remain $30,000 per year.

•	Each non-employee member of the Board of Directors will received a restricted stock award of shares equivalent to $50,000 which vests over a one-year service period.

•
In addition to their annual retainer, directors with three committee assignments will receive an additional $25,000 for their service on these committees.  Directors with one committee assignment will receive $10,000 of additional compensation for their service.

•
The committee chairpersons of the Audit Committee and the Compensation Committee will each receive an annual retainer of $10,000 and the chairperson of the Nominating Committee will receive an annual retainer of $5,000.

•	The designated financial specialist will receive $15,000 per year for these services and the lead independent director will receive $8,000 for their service.

•	Directors will continue to be reimbursed for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to our executive officers, who served in the capacities indicated for all of fiscal 2011:

M. Sean Covey, 47, was appointed Executive Vice President of Global Solutions and Partnerships and Education Practice Leader during fiscal 2010.  Sean was formerly Senior Vice President of Innovations and Product Development from April 2006 to September 2009, where he led the development of nearly all of FranklinCovey’s current organizational offerings, including: Focus; The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; The Leader in Me, and Leadership Greatness.  Prior to 2006, Sean ran the FranklinCovey retail chain of stores, growing it to $152 million in sales.  Before joining FrankinCovey, Sean worked for the Walt Disney Company, Trammel Crow Ventures, and Deloitte & Touche Consulting.  Sean is also the author of several books, including The 6 Most Important Decisions You'll Ever Make, the New York Times Best Seller The 7 Habits of Happy Kids, and the international bestseller The 7 Habits of Highly Effective Teens, which has been translated into 20 languages and has sold over 4 million copies.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from Harvard Business School.  Sean is the son of Dr. Stephen R. Covey, who currently serves as Vice-Chairman of our Board of Directors.

C. Todd Davis, 54, is an Executive Vice President and Chief People Officer.  Todd has over 27 years of experience in training, training development, sales and marketing, human resources, coaching, and executive recruiting.  He has been with FranklinCovey for the past 15 years.  Previously, Todd was a Director of our Innovation Group where he led the development of core offerings including The 7 Habits of Highly Effective People – Signature Program and The 4 Disciplines of Execution.  He also worked for several years as our Director of Recruitment and was responsible for attracting, hiring, and retaining top talent for the organization.  Prior to FranklinCovey, Todd worked in the medical industry for 9 years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

Shawn D. Moon, 44, is an Executive Vice-President of Global Sales and Delivery for FranklinCovey, where he is responsible for the Company’s U.S. and International direct offices, the Sales Performance Practice, and the Execution and Speed of Trust Practices.  Additionally, he oversees FranklinCovey’s Government Business, Facilitator Initiatives, and Public Programs.  Mr. Moon has more than twenty years of experience in sales and marketing, program development, and consulting services.  From November 2002 to June 2005, Shawn was a Principal with Mellon Financial Corporation where he was responsible for business development for their human resources outsourcing services.  Shawn also coordinated activities within the consulting and advisory community for Mellon Human Resources and Investor Solutions.  Prior to November 2002, he served as the Vice President of Business Development for our Training Process Outsourcing Group, managed vertical market sales for nine of our business units, and managed our eastern regional sales office.  Shawn received a Bachelor of Arts from Brigham Young University in English Literature and he is the author of the book, On Your Own: A Young Adults’ Guide to Making Smart Decisions.

Stephen D. Young, 58, joined FranklinCovey as Executive Vice President of Finance, was appointed Chief Accounting Officer in January 2001, Chief Financial Officer in November 2002,

and Corporate Secretary in March 2005.  Prior to joining us, he served as Senior Vice-President of Finance, Chief Financial Officer, and director of international operations for Weider Nutrition for seven years.  Mr. Young has over 25 years of accounting and management experience and is a Certified Public Accountant.  Mr. Young was awarded a Bachelor of Science in Accounting degree from Brigham Young University.  Mr. Young also serves as a board member of COMPLETExRM, Inc. a privately held related party.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of October 31, 2011, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by the Named Executive Officers at October 31, 2011, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of October 31, 2011 and the Record Date.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 17,735,564 shares of Common Stock outstanding as of October 31, 2011.  At the date of this report, there are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP

As of October 31, 2011	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(3)(5) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	5,956,994	27.4%
Knowledge Capital Investment Group(1)(2) 3232 McKinney Ave. Dallas, TX 75204	5,611,118	25.8%
William Blair & Co., LLC(4) 222 West Adams St. Chicago, IL 60606-5312	1,652,461	9.3%
Dimensional Fund Advisors, Inc.(4) 1299 Ocean Avenue Santa Monica, CA 90401	1,155,360	6.5%
John H. Lewis(6) Osmium Partners, LLC 388 Market Street, Suite 920 San Francisco, CA 94111	1,130,419	6.4%
Stephen R. Covey(3)(5) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	1,014,026	5.7%
Robert A. Whitman	294,726	1.7%
Joel C. Peterson(5)	233,372	1.3%
M. Sean Covey	196,562	1.1%
Stephen D. Young	79,417	* %
E. Kay Stepp(5)	57,351	* %
E.J. “Jake” Garn(5)	50,099	* %
Dennis G. Heiner(5)	38,399	* %
Robert H. Daines(5)	26,415	* %
Clayton M. Christensen(5)	24,024	* %
Shawn D. Moon	7,378	* %
C. Todd Davis	2,740	* %

All directors and executive officers as a group(5)(13 persons)	7,981,503	36.7%

(1)
The Common Stock shares indicated for Knowledge Capital include 4,000,000 warrants.  The warrants are exercisable into a share of Common Stock at $8.00 per share.  During July 2011, Knowledge Capital exercised 1,913,402 warrants and received 596,116 shares of the Company’s common stock in a net share settlement.

(2)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the warrants of Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock and warrants of Common Stock held by Knowledge Capital.

(3)
The share amounts include those held for Dr. Stephen R. Covey by SANSTEP Properties, L.C. with respect to 997,148 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.  Dr. Covey, as co-manager of SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may therefore be deemed to have beneficial ownership of such shares.
(4)	Information for William Blair & Co. and Dimensional Fund Advisors is provided as of September 30, 2011, the filing of their last 13F Reports.
(5)
The share amounts indicated include unvested stock awards currently held by the following persons in the following amounts: Clayton M. Christensen, 4,745 shares; Stephen R. Covey, 4,745 shares; Robert H. Daines, 4,745 shares; E.J. “Jake” Garn, 4,745 shares; Dennis G. Heiner, 4,745 shares; Donald J. McNamara, 4,745 shares; Joel C. Peterson, 4,745 shares; E. Kay Stepp, 4,745 shares; and all directors as a group, 37,960 shares.  At October 31, 2011, there were no vested stock options outstanding to any member of the board of directors or any executive officer.

(6)
John H. Lewis serves as the controlling member of Osmium Partners, LLC, which serves as the general partner of Osmium Capital, LP; Osmium Capital II, LP; and Osmium Spartan, LP (collectively, the Funds); and which manages other accounts on a discretionary basis.  Mr. Lewis and Osmium Partners, LLC may be deemed to share with the Funds and discretionary accounts voting and dispositive power with respect to such shares, except for the 151,007 shares that are directly owned by Mr. Lewis.  Each of Mr. Lewis, Osmium Partners, LLC, and the Funds disclaim beneficial ownership with respect to any shares other than the shares owned directly by such person or entity.  The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Mr. Lewis, Osmium Partners, LLC, and the Funds was taken from a Schedule 13G filed by those entities and Mr. Lewis with the Securities and Exchange Commission, dated December 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission (the SEC or Commission) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis except as listed below.

•	We filed a Form 4 for Stephen D. Young on December 13, 2010 that should have been filed by December 9, 2010.

•	We filed a Form 4 for Robert A. Whitman on January 12, 2011 that included transactions which should have been reported on January 7, 2011.

•
We filed reports on Form 4 for Clayton M. Christensen, Stephen R. Covey, Robert H. Daines, E.J. Jake Garn, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, and E. Kay Stepp on January 26, 2011 for the annual non-employee director share grant.  These reports should have been filed by January 18, 2011.

•	We filed a Form 4 for Shawn D. Moon on March 11, 2011 that should have been filed by January 17, 2011.

•
We filed a Form 4 for Robert A. Whitman on May 31, 2011 that should have been filed by May 27, 2011.  We also filed a Form 4 for Mr. Whitman on June 10, 2011 to include a transaction for 120 shares that was inadvertently omitted from the Form 4 that was filed on January 12, 2011.

•	We filed reports on Form 4 for Robert A. Whitman, Stephen D. Young, and C. Todd Davis on July 22, 2011 that should have been filed by July19, 2011.

•	We filed reports on Form 5 for Robert A. Whitman and Clayton M. Christensen on October 26, 2011 that should have been filed by October 15, 2011.

•	We filed a report on Form 4 for E. Kay Stepp on October 26, 2011 for two sale transactions totaling 6,200 shares that occurred in fiscal 2010 and in early fiscal 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and our directors, Named Executive Officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

In fiscal 2009, we acquired the assets of CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the son of Dr. Stephen R. Covey.  The purchase price was $1.0 million in cash plus or minus an adjustment for specified working capital and the costs necessary to complete the transaction, which resulted in a total initial purchase price of $1.2 million.  The previous owners of CoveyLink, which includes Stephen M.R. Covey, are also entitled to earn annual contingent payments based upon earnings growth over the next five years.  During fiscal 2011, we paid the former owners of CoveyLink $5.4 million in cash for the second earnout payment.  Prior to the acquisition date, CoveyLink had granted a non-exclusive license to us related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey totaled $1.1 million during the fiscal year ended August 31, 2011.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2011, we expensed $1.0 million for payment from these presentations.

Dr. Stephen R. Covey, who is currently the Vice-Chairman of the Board of Directors, receives book royalties on books he has authored and has a speaker services agreement with us pursuant to which Dr. Covey receives 80 percent of the net proceeds from personal speaking engagements.  During fiscal 2011, we expensed $1.3 million based upon these agreements.

We pay M. Sean Covey, who is a son of Dr. Stephen R. Covey, and who is also an employee of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him.  During the fiscal year ended August 31, 2011, we expensed $0.1 million for these royalty payments.

We employ John Covey, a brother of Dr. Stephen R. Covey, and paid him compensation totaling $118,946 during fiscal 2011.  During fiscal 2011, we also employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of our Board of Directors, and paid him compensation totaling $132,713.  In fiscal 2011, we paid contractor fees to Joshua M.R. Covey, who is a son of Dr. Stephen R. Covey and the brother of M. Sean Covey, totaling $98,000.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 1,611,118 shares of our Common Stock and holds 4,000,000 warrants to purchase shares of our Common Stock.

Each of these listed transactions was approved according to the procedures cited above.

Compensation Discussion and Analysis

Our Compensation Committee, comprised of three independent directors, determined the fiscal 2011 compensation of Robert A. Whitman, our CEO, Stephen D. Young, our CFO, M. Sean Covey, our Executive Vice President for Global Solutions and Partnerships, Shawn D. Moon, our Executive Vice President for Domestic and Global Sales and Delivery, and C. Todd Davis, our Executive Vice President and Chief People and Operations Officer, or CPO. We refer to these executives collectively as our Named Executive Officers, or NEOs.  The material elements of our executive compensation programs and policies, including program objectives, reasons why we paid each element, and the specific amounts of our NEOs’ compensation for fiscal 2011 are explained below. Following this description, you will find a series of tables containing more specific information about the compensation earned by, or awarded to, our NEOs. We begin with an executive summary to provide a framework for analysis of this information.

Executive Summary

We believe that the executive compensation paid our NEOs for fiscal 2011 was directly linked to: (1) the strength of our operating performance demonstrated by revenue growth of $23.9 million (+17.5%) and Adjusted EBITDA growth of $6.8 million (+ 46.5%), (2) significant progress toward our major strategic objectives, and (3) above-market gains in shareholder value.  We hold our NEOs accountable for our organizational performance and executing key strategies by tying a major portion of their compensation to the achievement of key annual and multi-year performance objectives.  This accountability includes setting what we believe to be “stretch” goals, the achievement of which requires exceptional performance and maintaining accountability for achieving these results even when the external environment changes.  This compensation philosophy means that in years when, despite significant improvement in the Company’s performance (and in the face of difficult economic challenges), the targets are not achieved, our NEOs have not received, and do not receive, even their targeted pay or goal-targeted incentives.  On the other hand, when performance exceeds the goals, this philosophy also rewards our NEOs and, we believe, our shareholders.

Historical Context:  2009-2010

The global financial crisis adversely affected our business in fiscal year 2009.  While the percentage of existing clients that continued and expanded their engagements with us in fiscal 2009 was higher in fiscal 2009 than in fiscal 2008, for several quarters, it was much more difficult to attract and contract with new clients in several of our content categories and some clients reduced spending levels.  Having completed the sale of our Consumer Solutions Business Unit in July 2008, just months before the onset of the financial crisis, we had a plan in place to implement significant cost-saving and organizational changes to bring our cost structure in line with our new business model.  With the onset of the global financial crisis, the pace and intensity of these efforts were accelerated.  Consistent with our pay-for-performance philosophy, we kept base salaries flat in fiscal 2009 and, despite having established fiscal 2009 performance goals just two months prior to the crisis, did not lower the financial objectives on which our NEOs’ short-term incentive pay was based.  We also chose not to grant equity awards to our NEOs in fiscal 2009.  As a result, while our NEOs oversaw a substantial reconstruction of our business model and successfully grew key portions of our business, they received minimal short-term incentive payouts and no long-term incentive awards in fiscal 2009. These steps were taken consistent with our approach in prior years to limit pay as we reconfigured the Company’s business, including (1) our CEO’s decision early in his tenure not to accept any compensation from us for fiscal 2002 and fiscal 2003 and (2) our granting of very limited equity awards in the period prior to fiscal 2010 despite our management’s implementation during those years of steps that we believe significantly improved the operating results of our business, increased the Company’s market value and established the foundation for the creation of long-term shareholder value in fiscal 2010 and fiscal 2011.

The actions that management took to reposition our business in fiscal 2009 allowed us to gain substantial traction in fiscal 2010.  Despite economic volatility, our fiscal 2010 revenue grew $13.7 million, or 11.2%, to $136.9 million and our fiscal 2010 Adjusted EBITDA(1) grew 363%, from $3.1 million in fiscal 2009 to $14.4 million in fiscal 2010.

(1)
Throughout this section, we refer to Adjusted EBITDA, a non-GAAP financial measure, which we believe is relevant to understanding our results of operations and compensation performance measures.  See the annex attached to this proxy statement for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP Net Income for fiscal years 2009, 2010 and 2011.

We also continued to execute on the key strategic initiatives implemented in fiscal 2009, resulting in a streamlined business model in which 82% of every incremental dollar of revenue flowed through to Adjusted EBITDA in fiscal 2010. In response to our significant revenue growth and increased profitability in fiscal 2010, our NEOs received a larger portion of their potential short-term incentive payouts (but not maximum payouts, as we had established what we believed to be even more aggressive performance goals for fiscal 2010) and earned more of their long-term incentive equity awards.

Fiscal 2011 Performance

During fiscal 2011, despite continuing to operate in an uncertain economic environment, we were able to significantly grow revenue, profitability, and operating margin compared to fiscal 2010, and also substantially exceeded the performance targets we had set for fiscal 2011:

•
Significant Revenue Growth: The Company’s fiscal 2011 revenue grew $23.9 million to $160.8 million well above the previous year (+17.5%).  Over the past two years, revenue grew from $123.1 million to $160.8 million, an increase of $37.7 million (+30.6%).

•
Almost Seven-Fold Adjusted EBITDA Growth Over Two Years: Adjusted EBITDA increased 46.5% from $14.4 million in fiscal 2010 to $21.2 million in fiscal 2011.  Over the past two years, Adjusted EBITDA increased over six-fold, from $3.1 million to $21.2 million.  Additionally, the Company’s percentage improvement in EBITDA exceeded the percentage improvement of 82.7% and 97% of the Russell 2000 for their most recent trailing four and eight quarter periods, respectively.

•
Substantial Operating Income Growth:  Our operating income, the key performance metric for our annual short-term incentive awards, grew from $4.0 million in fiscal 2010 to $11.1 million in fiscal 2011, an increase of $7.1 million (+175.2%). The Company’s percentage improvement in operating income growth exceeded the percentage improvement of 93.2% of the Russell 2000 companies for their most recent trailing four quarter period. Over the past two years, operating income grew by $22.9 million from a loss of $11.8 million to $11.1 million.

•
Significant Operating Margin Expansion:  Our operating margin, or Adjusted EBITDA divided by sales, expanded from 10.6% to 13.2% in fiscal 2011.  Over the past two years, our operating margin increased from 2.5% to 13.2%, a nearly six-fold improvement.

•
Meaningful Shareholder Gains:  Our performance was reflected in gains in the market price for our stock.  As shown in the graphs below, in our stock price for the 12 months ended November 30, 2011, as well as the three years and five years ended November 30, 2011, has increased significantly overall and has outperformed these major indices.

Share Price Performance 1 year ended 11/30/11	Share Price Performance 3 years ended 11/30/11	Share Price Performance 5 years ended 11/30/11

We also made substantial progress in fiscal 2011 against our major strategic objectives.  In addition to strong overall performance, our fiscal 2011 performance showed substantial progress toward key strategic objectives, meeting or exceeding the targets established for each objective during the year:

•	Each of our seven practices (consisting of Leadership, Education, Productivity, Execution, Speed of Trust, Sales Performance and Customer Loyalty), grew during the year – on average by 16%.

•
Our xQ score (a measure of the level of employment engagement and execution practices which we use in advising our clients) increased to 77 – among the highest scores achieved amidst hundreds of companies participating in our xQ survey.

Key Fiscal 2011 Compensation Decisions and Actions

In the context of the performance results described above, the Compensation Committee made the following executive compensation decisions and took the following executive compensation actions for fiscal 2011:

Salaries:

•
CEO’s Salary:  Robert Whitman served as our CEO without – at his election – any salary, bonus or other compensation for fiscal 2002 and fiscal 2003.  His salary has been fixed at $500,000 per year since fiscal 2004.  Even in a year where he continued his excellent personal performance and the Company generated excellent operating results, we have kept Mr. Whitman’s salary fixed to increase the variable and at-risk percentages of his total compensation.  Consistent with this philosophy, and consistent with his recommendation, our CEO did not receive a base salary increase for fiscal 2011.

•
Other NEO Salaries:  Salaries of our NEOs other than our CEO were moderately increased for fiscal 2011 (involving an increase in our total annual compensation expense of $112,789) based on the Compensation Committee’s consideration of our fiscal 2011 performance and the fact that we had not significantly increased salary levels in prior years.  Fiscal 2011 salary increases for our NEOs other than our CEO and CFO also reflected additional responsibilities given to our NEOs as we streamlined our top management group.

  Short-Term Incentives:

•
Annual Incentive Payments:  We set financial targets for fiscal 2011 at the beginning of the year that required the Company to achieve what we believed was an aggressive 125% year-over-year increase in operating income in order for each NEO to achieve 100% of his targeted annual incentive opportunity, and a year over year increase in operating income of 175% in order for each NEO to achieve his maximum possible annual incentive of up to 200%.  In fact, our operating income increased 175.2%, from $4.0 million in fiscal 2010 to $11.1 million in fiscal 2011.  We were pleased that this resulted, for the first time, in the NEOs achieving maximum annual incentive payments.

•
Discretionary Bonus in Recognition of Performance:  We paid a discretionary bonus to our new Executive Vice President for Domestic and Global Sales and Delivery to compensate him for the loss of an incentive opportunity under a key business contract entered into by the business unit he led before he was asked by the Board to take on his current responsibility for leading our Domestic and Global Sales and Delivery function.

Long-Term Incentives:

•	Long-Term Incentive Awards: We developed a three-part long-term performance-based equity award program for fiscal 2011. In particular:

o
CEO Equity Grant: In fiscal 2010, we decided, in principle, to grant our CEO a meaningful one-time equity award in the form of a premium-priced option covering 500,000 shares in four equal tranches having exercise prices set at $9.00, $10.00, $12.00, and $14.00 per share.  One-half of the total award was made in fiscal 2010, and the other half was made in fiscal 2011, which represented 57.3% of the value of our CEO’s fiscal 2011 equity grants, and vest only upon an acceptable resolution, as determined by the Board, of the Company’s management stock loan program. Acceptable resolution of the management stock loan program is expected to require that our shares be valued in the market at approximately $15.00 per share.  The amount that we recognized and is reflected in the summary compensation table below includes a $755,591 one-time non-cash charge, of which approximately $466,000 was attributable to the fact that we had to split the award over two years and our stock price increased over this period. The balance of our CEO’s fiscal 2011 equity award was in the form of restricted stock units described below, one-third of which were to vest upon the achievement of an Adjusted EBITDA target (which was achieved on August 31, 2011) and completion of a 12-month service condition on August 31, 2012.

o
NEOs and Other Key Executives: We made special restricted stock unit awards to 24 key executives, including our NEOs other than our CEO, which will be earned in full, if at all, in the event that the market price for our stock increases to at least $17.00 per share over the next three years.  The performance based RSUs vest when the five-day average closing stock price is at least $17.00 per share.  If the market price of our stock increases to $17.00 per share, but not until between three and five years from the date of this grant, one-half of the shares granted would vest and, if it takes more than five years to get to $17.00 per share, none of the restricted stock units would vest.

o
Other RSUs: We awarded additional performance-based restricted stock units to our CEO, CFO, and CPO to recognize their contributions to our strong financial performance during fiscal 2011, one-third of which were subject to the achievement of an Adjusted EBITDA target (which was achieved on August 31, 2011) and completion of a 12-month service condition on August 31, 2012.

We established performance goals for our incentive programs that we believe have been aggressive and have not followed the practice of many other companies of awarding equity grants annually regardless of changes in shareholder value. As a result, our NEOs have not regularly earned target short-term incentives or benefitted from regular annual equity grants before the most recent period in which we believe that our performance was strong.  As described above, our fiscal 2011 performance was well beyond plan, resulting in our NEOs receiving maximum short-term incentive payouts and earning increased levels of equity awards.  In this way, our performance had limited impact on fixed compensation elements, but significant impact on our NEOs’ receipt of increased variable, or at-risk compensation.  The premium-priced options we granted to our CEO and special RSUs that we granted to our other NEOs require significant increases in the market price of our shares in order for the awards to have value to the recipients.  We believe that, taken together, these actions demonstrate how the Company pays for performance and satisfies the philosophy and objectives of our executive compensation program.

Implementing Shareholder-Friendly Compensation Practices

Our Compensation Committee recognizes that it is its responsibility to oversee our compensation practices and plans.  However, the Compensation Committee reviews and considers the views of institutional shareholders and proxy rating firms on corporate pay practices generally and in respect of FranklinCovey.  Accordingly, during fiscal 2011, the Compensation Committee took various actions to respond to issues known to be of concern for various institutional shareholders and their advisors, including:

•
Amending our equity plans to expressly prohibit option repricing without shareholder approval (prior to the amendment, the terms of the plan would have permitted repricing even though this has not been our practice).

•
Adopting a policy to no longer allow tax gross-ups for our CEO and other NEOs regardless of the circumstances (prior to the policy, we had on occasion provided gross-ups in what we believed to be exceptional circumstances).

•
Increasing our stock ownership guidelines from two times base salary to five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEOs required to reach these applicable thresholds within five years (the ownership amounts of the CEO and one other NEO currently exceed these thresholds).

•	Formalizing our historical practice by adopting a specific policy under which we will not provide “corporate perquisites” such as country club memberships or automobile allowances to our NEOs.

•
Formalizing our historical practice under which the Company will not enter into employment agreements with existing or up-from-the-ranks NEOs, and will maintain change-in-control arrangements for its NEOs providing for a potential severance benefit of only one times total targeted annual cash compensation, without any tax gross-ups.

The performance-based awards we made in fiscal 2011 were designed to incentivize even greater improvements in the Company’s results of operations and pay out only if there are significant increases in total shareholder return.  In addition, the Compensation Committee believes that the Company’s historical utilization of shares for compensation purposes has been low and is intended to remain low in the future.

Guiding Philosophy, Principles and Objectives of Our Executive Compensation Program

The philosophy and objectives of our executive compensation program are reflected in our compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and link a major portion of pay directly to performance.  The key principles the Compensation Committee employs are:

•
Reflect Performance: To align compensation with performance over both the short- and long-term, we establish multi-year objectives for the Company relating both to growth and to the achievement of strategic objectives.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2011 consisted primarily of operating income goals.  NEO pay levels for the year are determined by assessing both the individual’s performance and that of the Company against these objectives.  Since our NEOs have responsibility for our overall Company performance against these objectives, their compensation can vary, and has varied, significantly from year to year.

•
Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term, Company-wide performance improvement. Our share price is a key indicator of performance and value received by our shareholders, and during fiscal 2010 we implemented a new performance-based unvested stock unit program to focus NEO efforts on long-term growth in shareholder value. We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time also encourages a long-term, Company-wide focus. Value is realized through delivering results today, but in a way which builds the foundation for delivering even stronger future results. We believe that this practice leads to a considerable investment in our shares over time, which investment in turn advances both a culture of teamwork and partnership and encourages a stewardship mentality for the Company among our key leaders.

•
Attract and Retain Talent: We believe that we have a deep understanding of the importance of hiring and retaining the very best people. Retention of talented employees is critical to successfully execute our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.” Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies. For us, compensation is not just an overhead expense, it is a key component of the costs we incur to generate our revenues, similar to cost of goods sold in other industries. In determining the compensation of our NEOs and in reviewing generally the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent. We believe that our compensation programs should enable us to attract and retain talented people, and incentivize them to contribute their finest talents to achieving our objectives. We are pleased that our NEOs have an average tenure of 15 years with our Company.

In addition to assuring the alignment of our compensation programs with the achievement of objectives which drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking. We have determined that our Company’s approach to the compensation process addresses shareholder concerns regarding prudence and pay-for-performance through a combination of:

•	tight controls on the allocation, utilization, and overall management of risk-taking;

•	comprehensive profit and loss and other management information which provides ongoing performance feedback;

•	rigorous, multi-party performance assessments and compensation decisions; and

•
a Company-wide compensation structure that meets industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit-contribution they generate.

Our compensation framework seeks to achieve balance between risk and reward. Our executive team is involved in identifying relevant risks and performance metrics for our business.  We create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives, and building a winning culture.

2011 Executive Compensation Program

Our fiscal 2011 executive compensation program incorporated six main elements:

•	Base salary;

•	Short-term Performance-Based Variable Pay Plan;

•
A discretionary bonus paid to an employee who was promoted to an executive officer position (as explained below, this amount was paid to compensate the NEO for the loss of an incentive opportunity under a key business contract entered into by the business unit he led before being promoted to an executive officer position);

•	Long-term incentive equity awards in the form of ongoing four-year performance-based shares and newly granted performance-based unvested stock units, stock options, and executive performance awards;

•
Other benefits (which, as discussed below, generally are available to all employees on similar terms, except for certain CEO benefits negotiated at the time he proposed the termination of his prior employment agreement and in recognition of the years in which he received no compensation from us); and

•	Severance and change-in-control benefits (the terms of which, as discussed below are substantially the same for our NEOs as they are for other employees).

Analysis of Fiscal 2011 Compensation Decisions and Actions

Fiscal 2011 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2011.  In so doing, our Compensation Committee considered (1) our financial performance over the prior year and past several years and expectations for fiscal 2011, (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in our key practice areas, and (3) in connection with our goal of attracting and retaining the best talent, a general understanding of market compensation practices. In particular, the Compensation Committee reviewed the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;

•	Adjusted EBITDA and operating income; and

•	Multi-year increases in operating income, Adjusted EBITDA and specific revenue targets.

As discussed above, our Compensation Committee concluded that our Company’s compensation program and policies are structured so that they do not encourage imprudent risk-taking and that there are no significant risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs. Our CEO submitted year-end variable compensation calculations (certified by our CFO) to the Committee for our other NEOs. These calculations and recommendations precisely followed the payout guidelines established for incentive compensation at the beginning of fiscal 2010 relating to financial performance. Our CEO did not make any recommendation about his own compensation other than that his salary not be increased; his compensation also followed the previously established performance targets.

Market Assessment: Our Compensation Committee evaluates our existing NEO compensation program against market practices. In so doing, the Committee asked Mercer, the Committee’s current compensation consulting firm, to assess our compensation program for the NEOs, identify considerations that could inform compensation decisions for fiscal 2011 and advise as to current market practices, trends and plan designs related to executive compensation. In connection with its work, Mercer reviewed information provided to the Committee by our CPO in addition to providing data from their own research and data bases. This information was used primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation, and not for specific or mathematical benchmarking. In its assessment of our compensation program for our NEOs, Mercer generally confirmed that the amounts of compensation are consistent with market compensation for similar-sized and comparable professional services companies, and that the program has been aligned with and is sensitive to corporate performance, contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks.

In making executive compensation decisions for fiscal 2011, the Compensation Committee considered our future business model and how executive compensation could and should drive desired performance toward that model.  The Compensation Committee also took into consideration the specific business opportunities and challenges facing the Company as compared to those of known competitors and similar sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2011 executive compensation decisions. Finally, the Compensation Committee considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives (including changing job responsibilities) and whether the NEOs’ performance was achieved consistent with our governing values. The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

Decisions on Key Elements of Fiscal 2011 Executive Compensation

CEO Total Compensation: In addition to the specific elements of compensation discussed below, we consider the total compensation provided our NEOs and establish annual targets for them.  Our fiscal 2011 total compensation target for our CEO was approximately $1.7 million, assuming achievement of targeted results under our short-term incentive payment plan, prior to any premium-priced option award.  Our CEO’s compensation exceeded that amount for fiscal 2011 due to (1) a payout under our short-term incentive plan equal to 200% of target as a result of our significant year over year improvement in financial results and (2) the $775,591 non-cash charge the Company was required to recognize with respect to his fiscal 2011 premium-priced option award.

Base Salaries:  In connection with its review described above, our Compensation Committee, consistent with our compensation philosophy, determined to increase NEO base salaries to $300,000 for each of Mr. Young, Mr. Covey and Mr. Moon, and to $230,000 for Mr. Davis beginning in fiscal 2011.  In fixing NEO salaries, the Compensation Committee specifically took into account the relative importance of each NEO’s position, its general knowledge of the competitive marketplace and the individual NEO’s experience, performance and contribution.  These considerations also included Mr. Covey’s assumption of additional Education and Productivity Practice responsibilities, Mr. Moon’s assumption of additional responsibility for our government business, Execution Practice and Sales Performance Practice and Mr. Davis’ assumption of additional human resources, operations and information technology responsibilities. The base salary of our CEO was left unchanged upon his request, which result the Compensation Committee also deemed consistent with market information.

Discretionary Bonus:  In fiscal 2011, the Company paid an $898,104 discretionary bonus to Mr. Moon for his leadership role in helping the business unit he previously led win a multi-million dollar, multi-year agreement.  Mr. Moon had an expectation based on past practice for compensating key operations managers, that he would have an opportunity to earn compensation specifically as a result of the operation of this contract. This opportunity was lost when Mr. Moon was promoted to an executive officer position.  In recognition of and based on this lost opportunity, the Compensation Committee determined to pay this discretionary bonus to Mr. Moon. The Compensation Committee considers this element of pay to be supportive of its pay-for-performance philosophy in that it reflects the payment of compensation directly tied to the achievement of a strategic Company goal that will continue to help the Company achieve its annual business goals and increase shareholder value.

Performance-Based Variable Pay-Financial Objectives: During what were volatile and challenging general economic conditions, we achieved what we believe to be significant growth in both revenue and operating income in both fiscal 2010 and 2011.  We believe that we achieved this growth while prudently managing risk.

In fiscal 2011, the performance-based variable pay plans for all NEOs were simplified to include two components for the payout calculation: (1) the annual financial performance of the Company (70% of payout) and (2) metric-based executive team performance objectives (30% of payout). The performance-based variable pay plan reinforces our strong pay-for-performance philosophy and rewards the achievement of specific stretch business and financial goals achieved during the fiscal year that drive shareholder value. Consistent with our practice of setting what we believe are aggressive performance goals for our NEO’s, the performance threshold necessary for an NEO to earn 100% of his targeted short-term incentive payout opportunity ($500,000 for Mr. Whitman, $175,000 for Mr. Young, $200,000 for Mr. Covey and Mr. Moon and $70,000 for Mr. Davis) for financial performance in fiscal 2011 was $9.0 million of operating income, an amount 2.25x greater than the $4.0 million in operating income achieved in fiscal 2010. NEOs would have received no short-term incentive payout for the financial performance if our fiscal 2011 operating income had been less than $4.5 million (112.5% of our fiscal 2010 operating income) and only 1% of their target payout opportunity if our fiscal 2011 operating income had been $4.5 million.

As stated, 70% of the NEOs’ performance-based variable pay was tied to achievement of this financial metric.  The financial performance threshold for an NEO to earn his maximum possible short-term incentive payout (200% of his targeted payout opportunity) was operating income of $11 million, an amount 2.75x that achieved in fiscal 2010 (or 122% of the performance target).  As noted above, the Company’s actual operating income performance was $11.1 million, a 177.5% year over year increase in operating income.   Based on this result, NEOs received the maximum award payout, which was 200% of their respective incentive opportunities.  Despite our significant performance achievements in recent years, we note that fiscal 2011 was the first year in which our NEOs have received short-term incentive payouts in excess of 100%.

Fiscal 2011 Performance-Based Variable Pay Percentages

Name	Payout for achieving operating income less than 12.5% that achieved in 2010	Threshold Payout for Achieving operating income 12.5% above that achieved in 2010	Payout for Achieving Targeted operating income equal to 2.25x that achieved in 2010	Payout for Achieving operating income equal to 2.75x that achieved in 2010 and 122% of Target
Robert A. Whitman	0%	1%	100%	200%

Stephen D. Young	0%	1%	100%	200%

M. Sean Covey	0%	1%	100%	200%

Shawn D. Moon	0%	1%	100%	200%

C. Todd Davis	0%	1%	100%	200%

Performance-Based Variable Pay-Executive Team Performance Objectives:   Achievement of executive team performance objectives accounted for up to 30% of the target short-term variable pay award for our NEOs, and the executive team performance objectives were determined at the beginning of the year. Because these goals were strategic in nature, and we believe that disclosing specifics could cause potential competitive harm, they are not disclosed.  However, the 30% performance payout potential related to the achievement of very specific, aggressive and formula-based practice category growth objectives (namely revenue growth within our practice categories), qualitative objectives regarding the nature of such growth and the achievement of what we call specific “winning culture” objectives.

These objectives were individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 10% and 35% of this portion of the short-term variable pay award.  We believe that the goals established for each NEO were “stretch” goals tied to achieving our annual plan in support of the Company’s long-term strategy. Each goal was typically linked to what we refer to internally as our “Wildly

Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked weekly.  Achieving all of the executive team performance objectives related to revenue growth within targeted practice categories would have required achieving approximately $11.9 million in year over year revenue growth in the targeted practice areas.   For fiscal 2011, the NEOs as a group achieved 100% of their executive team performance objectives, which, when combined with financial performance achievement for this award, resulted in a maximum payout for the NEOs.

Equity Awards Generally:  As mentioned above, we believe that, historically, we have been conservative with respect to our equity grants to senior management.  Based on our significant fiscal 2010 and 2011 performance, however, we have increased our use of equity awards for our current NEOs by developing a three-part long-term performance-based equity award program for fiscal 2011.  The following subsections describe the three types of equity awards provided by us in fiscal 2011.

RSUs – Shares At Risk Under the Stock Performance Share Plan:  On July 15, 2011, the Compensation Committee approved a special performance-based restricted stock unit (or RSU) program that allows NEOs other than our CEO and other plan participants to acquire shares of common stock upon achievement of certain goals as further described below. This plan is designed to further incentivize management personnel to take those actions likely to lead to a significant increase in the share price of the Company’s common stock over the next three to five years, and to allow them to share in this increase in shareholder value.  The Company believes this program will serve to further align the interests of management and other shareholders. The Company received assistance from Pearl Meyer in designing and structuring this program, including guidance as to the awards per position.  The Company also received advice regarding the program design and structure from Mercer.

The performance-based RSUs vest when the five-day average closing stock price is at least $17.00 per share, which is the defined target common share price for this award.  If this target common share price is achieved by July 15, 2014 (three years from the grant date), then 100% of the RSUs granted to plan participants vest.  If the target common share price is achieved between and including July 16, 2014, and July 15, 2016 (five years from the grant date), 50% of the RSUs vest.  If the Company’s common share price does not average over $17.00 per share for five days within five years from the grant date, then no shares will be awarded.

The number of RSUs granted to each NEO was determined by dividing three times the NEO’s base salary and target short-term incentive opportunity by an assumed stock price of $17.00 per share, and then awarding 50% of the resulting amount in the form of the performance-based RSUs.  For Mr. Young, however, a value of $1,006,250 was first deducted from the multiple of his base salary and target short term incentive opportunity to account for his fiscal 2010 stock option award (discussed below) before the multiple was divided by $17.00 per share.  Our CEO was not included in this incentive program at his request because the program was developed at his initiative to provide additional incentive to top managers.  The numbers of RSUs granted to each NEO are listed below:

Robert A. Whitman	-
Stephen D. Young	24,632
M. Sean Covey	44,118
Shawn D. Moon	44,118
C. Todd Davis	26,471

The Company utilized a Monte Carlo simulation to determine the fair value and service period of the award.  Although the term of this plan is five years, the applicable non-cash compensation expense will be recognized over an eleven-month period ending May 2012.

Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants:  In fiscal 2005, the Compensation Committee adopted a new long-term incentive strategy using performance-based shares as a component of total targeted compensation.  The LTIP was established as a performance incentive for senior management, including our NEOs, and other key employees to provide incentive to achieve the specific financial objectives included in our long-term financial plan. The number of shares that eventually vest and are issued to LTIP participants is variable and based entirely upon the achievement of specified performance objectives over a defined performance period.

The Compensation Committee approved an LTIP award in fiscal 2010 which included the following:

•	Target Number of Shares originally expected to vest at August 31, 2012 – 232,576 shares
•	Remaining Vesting Dates – August 31, 2012, March 2, 2013 and August 31, 2013
•	Grant Date Fair Value of Common Stock – $5.28 per share
•	Performance Measurement Period – 4 years

The 2010 LTIP has a four-year performance period with three potential vesting dates if certain financial measures are achieved during the performance period.  These awards were outstanding and subject to ongoing performance during fiscal 2011.

Consistent with previous LTIP awards, the final number of shares awarded to participants is variable and is based upon the achievement of specified financial goals during the performance measurement period.  However, the fiscal 2010 award has multiple vesting or “determination” dates that occur on August 31, 2012, March 2, 2013 (end of second quarter) and August 31, 2013.  This award will continue to be evaluated on a quarterly basis as the vesting periods approach.

The Compensation Committee canceled LTIP awards related to 35,039 shares for certain recipients, including select NEOs where these awards would have been additive to their total targeted compensation. Since Shawn D. Moon was not an NEO when this award was initially granted, his award related to 1,894 shares was also cancelled. LTIP shares previously granted to the other four NEOs remain outstanding. Combined with the departure of two executive team members in August 2010, the new target number of shares expected to vest at August 31, 2012 is 182,385.

Stock Options: To increase the percentage of the CEO’s compensation which depends on the performance of the Company’s stock price and to encourage and reward the achievement of the stock price necessary to trigger the return of 3.3 million shares to the Company from resolution of the Company’s management stock loan program, the Compensation Committee approved the second half of a premium-priced stock option award to the CEO, the first half of which was made in fiscal 2010.  The fiscal 2011 award was also for 250,000 shares and utilized the same vesting terms as the option grant awarded to him in fiscal 2010.  The Company believes this award will further incentivize the CEO to improve the Company’s performance to the extent that its share price reaches a level that would resolve the management stock loan program, and return 3.3 million shares to the Company. The share price would currently need to be in excess of $15 per share to achieve this accomplishment. For more information regarding the management stock loan program, please refer to Note 11 to our consolidated financial statements for the year ended August 31, 2011.  These options have a term of 10 years and are divided into four equal tranches with exercise prices of $9.00 per share, $10.00 per share, $12.00 per share and $14.00 per share.  The fiscal 2011 option grant was valued using a Monte Carlo simulation consistent with the fiscal 2010 grant, except the inputs were revised to reflect current share prices and a revised volatility measure.  The share price on the fiscal 2011 grant date closed significantly higher than the stock price on the option grant date for the fiscal 2010 stock option award.  Primarily as a result of the Company’s stock price increase, the CEO recognized approximately $756,000 in non-cash compensation for the fiscal 2011 option awards, an increase of approximately $466,000 over the fiscal 2010 option grant.

The 675,000 stock options outstanding as of August 31, 2011 are from the fiscal 2010 and fiscal 2011 stock option grants to the CEO and CFO.  These options have a market vesting condition related to the extinguishment of the management stock loan program, as described above, which is expected to result in 3.3 million shares coming back into the Company’s treasury.  These options were not exercisable at August 31, 2011.

During fiscal 2011, options to purchase 35,000 shares were exercised by Mr. Young.  The options were exercised on a net share settlement basis and the CFO was issued 4,061 shares of common stock as proceeds from the exercise of the options.

Executive Performance Award – RSUs:  A significant portion of the CEO, CFO, and CPO’s total targeted compensation is in the form of RSU awards that vest based on the achievement of key financial objectives over a period of years.  During the fourth quarter of fiscal 2011, the Compensation Committee approved a share-based award for the Company’s CEO, CFO, and CPO to recognize their role in helping the Company achieve strong financial performance.

The target award totaled 72,134 RSUs of which 48,049 RSUs were approved and awarded on July 15, 2011 as vested shares.  The remaining one-third unvested RSUs were subject to our achievement of a trailing four quarters of Adjusted EBITDA performance goal in excess of $20.0 million (which goal was achieved on August 31, 2011), and then are subject to a 12-month service condition that runs through August 31, 2012. The closing price of the Company’s common stock on July 15, 2011 was $11.34 per share. In determining the number of RSUs to award to each of the CEO, CFO, and CPO, the Committee considered the size of each NEO’s 2010 LTIP award and the size of the LTIP award that it determined would have been made to each of these officers had an LTIP award been granted during fiscal 2011 consistent with the size of their 2010 LTIP grants.

Qualified Retirement Benefits: Each of our NEOs participates in the Franklin Covey 401(k) plan, which is our tax-qualified retirement plan available to all U.S. employees. As for all employees, we match dollar for dollar the first 1% of salary contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

Other Benefits:  The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits prevalence from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs. In addition, the Company provides our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company and in consideration of the years during which our CEO received no compensation from us.  While our Compensation Committee was provided with the estimated value of these items it determined (which value is included in the Fiscal 2011 Summary Compensation Table below), as in prior years that these amounts were not material in determining our NEOs’ fiscal 2011 compensation.

•
Term Life Insurance:  Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2011 target cash compensation. Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

Consistent with the spirit of partnership at Franklin Covey, no club memberships, automobiles, or similar perquisites are provided to NEO’s, and we do not allow reimbursement for those costs.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our High Deductible Health Plans and Health Savings Accounts administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the Code), and Section 223.

•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Severance Policy:  We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated executives and to ensure market competitiveness. The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees. We do not gross-up severance payments to compensate for taxes. For more information about the terms of the severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements:  We do not have employment agreements with any of our NEOs, but are a party to change-in-control severance agreements with each of our NEOs and other key officers and employees. These agreements are designed to retain our NEOs in the event a change-in-control transaction is proposed. In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change-in-control and assure our NEOs of fair treatment. For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Section 162(m):  Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). To maintain flexibility in compensating Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m). Our Performance-Based Variable Pay payments in fiscal 2011 were not considered qualified performance-based compensation under Section 162(m).

Stock Ownership Guidelines:  We have adopted stock ownership guidelines of at least five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs.  These officers are expected to reach these applicable thresholds within five years.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  Based on our closing share price on August 31, 2011, the stock ownership of our CEO and of Sean Covey currently exceed their respective thresholds.  Our other NEOs are expected to meet this guideline within a five-year time frame.

Executive Compensation

The Fiscal 2011 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2011, fiscal 2010 and fiscal 2009, as applicable.

Fiscal 2011 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman Chairman and CEO	2011	500,000	—	600,000	755,591	1,000,000	—	46,469	2,902,060
	2010	500,000	—	600,000	289,773	459,000	—	398,396	2,247,169
	2009	500,000	241,500	—	—	150,000	—	49,380	940,880
Stephen D. Young CFO	2011	292,885	—	371,624	—	350,000	—	10,018	1,024,527
	2010	250,000	—	150,000	202,841	155,400	—	13,371	771,612
	2009	250,000	70,000	—	—	52,500	—	7,462	379,962
M. Sean Covey EVP Global Solutions and Partnerships	2011	297,019	—	396,937	—	445,756	—	164,912	1,304,624
	2010	270,000	—	68,000	—	112,285	—	845,480	1,295,765
	2009	250,000	70,000	—	—	72,614	—	164,048	556,662
Shawn D. Moon EVP Domestic & Global Sales and Delivery	2011	292,885	898,104	396,937	—	333,333	—	14,101	1,935,360
	2010	250,000	—	10,000	—	711,433	—	18,478	989,911
C. Todd Davis EVP, Chief People Officer, CPO	2011	225,923	—	306,170	—	140,000	—	6,638	678,731

Note on CEO Compensation
As previously noted, our fiscal 2011 total compensation target for our CEO was approximately $1.7 million, assuming achievement of targeted results under our short-term incentive payment plan, prior to any premium-priced option award.  Our CEO’s compensation exceeded that amount for fiscal 2011 due to (1) a payout under our short-term incentive plan equal to 200% of target as a result of our significant year over year improvement in financial results and (2) the $775,591 non-cash charge the Company was required to recognize with respect to his fiscal 2011 premium-priced option award.

Salary
The amounts reported in the “Salary” column for fiscal 2011 represent base salaries paid to each NEO in fiscal 2011.  Our CEO’s salary has been fixed at $500,000 per year since fiscal 2004, and he did not receive compensation from us for fiscal 2002 and 2003.  Even in a year where he continued his excellent personal performance and the Company generated excellent operating results, at his recommendation, our CEO did not receive a base salary increase for fiscal 2011.  The salaries of our other NEOs were moderately increased for fiscal 2011 based on the Compensation Committee’s consideration of our fiscal 2011 performance, the fact that we had not significantly increased salary levels in prior years and additional responsibilities undertaken by Messrs. Covey, Moon and Davis.

Bonus
The amount reported in the “Bonus” column for fiscal 2011 represents a discretionary bonus paid to Mr. Moon for his leadership role in helping the business unit he previously led sign a multi-million dollar, multi-year agreement   Despite Mr. Moon’s expectation based on past practice for compensating key operations managers that he would have an opportunity to earn compensation specifically as a result of the operation of this contract, this opportunity was lost when Mr. Moon was promoted to an executive officer position.  In recognition of and based on this lost opportunity, the Committee determined to pay this discretionary bonus to Mr. Moon.

Stock Awards
The amounts reported in the “Stock Awards” column for fiscal 2011 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) for the (1) RSUs or shares issued to Messrs. Whitman, Young and Davis as Executive Performance Awards during fiscal 2011 and (2) the market-based RSU awards issued to Messrs. Young, Covey, Moon and Davis under our Stock Performance Share Plan during fiscal 2011.  Both the Executive Performance Awards and the Stock Performance Share Plan are discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2011 Compensation Decisions and Actions.”  For further information regarding these stock awards, refer to Note 13, Share-Based Compensation Plans, to our consolidated financial statements for the three years in the period ended August 31, 2011 included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

The market-based RSU awards will be earned, if at all, based on significant increase in our share price over the next three to five years (generally, our stock trading above $17.00 per share).  In this sense, our executives will benefit from these awards only if significant shareholder value is created.  In addition, the Executive Performance Awards were designed to promote the achievement of an Adjusted EBITDA target (which was achieved on August 31, 2011), but also have a retention effect as they do not fully vest until after the completion of a 12-month service condition on August 31, 2012.

Option Awards
The amount reported in the “Option Awards” column for fiscal 2011 represents the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of stock options awarded to the CEO during fiscal 2011.  During fiscal 2011, the Compensation Committee granted the second half of a premium-priced option award first made in fiscal 2010 to our CEO.  The fiscal 2011 portion covered 250,000 shares of our common stock.  These stock options have a 10-year term and are divided into four equal tranches with exercise prices of $9.00 per share, $10.00 per share, $12.00 per share and $14.00 per share.  The options vest upon resolution of the Company’s management common stock loan program (the resolution of which we expect will require us to achieve a stock price of approximately $15.00 per share), subject to Board approval of the resolution, which was determined to be a market vesting condition based upon our share price.  Accordingly, the fair value of these stock options was determined using a Monte Carlo valuation model.  The $755,591 shown in the table for our CEO in fiscal 2011 represents an increase of approximately $466,000 over the value of the fiscal 2010 option grant, which resulted primarily from the increase in the Company’s stock price on the option grant date compared to such price on the grant date for the CEO’s fiscal 2010 option award.  The option grants were for 250,000 shares in both fiscal 2011 and fiscal 2010.  The options are discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2011 Compensation Decisions and Actions.”  For further information regarding these stock options refer to Note 13, Share-Based Compensation Plans, to our consolidated financial statement for the three years in the period ended August 31, 2011, included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

Non-Equity Incentive Plan Compensation
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2011 represent the amounts paid to each Named Executive Officer under the Company’s Performance-Based Variable Pay Plan, which is discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2011 Compensation Decisions and Actions.” Payouts are based on achieving objectives established annually and meeting annual financial targets. Incentive amounts were approved by the Compensation Committee and were paid following the conclusion of the fiscal year.  Based on our strong performance in fiscal 2011, our NEOs received the maximum award payout, which was 200% of their respective incentive opportunities.  Despite our significant performance achievements in recent years, we note that fiscal 2011 was the first year in which our NEOs have received short-term incentive payouts in excess of 100%.

Change in Pension Value and Nonqualified Deferred Compensation Earnings
We do not maintain any pension plans.  The Nonqualified Deferred Compensation (NQDC) plan was frozen to new contributions as of January 1, 2005. Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

All Other Compensation
The amounts reported in the “All Other Compensation” column for fiscal 2011 represent the aggregate dollar amount for each NEO, including for Company contributions to 401(k) plan accounts, royalty payments (in the case of Mr. Covey) and insurance premiums.  The “Fiscal 2011 All Other Compensation Table” presents the detail of the amounts included in this column for fiscal 2011.

Total Compensation
The amounts reported in the “Total” column reflect the sum of each of the previous columns for each NEO, including all amounts paid and deferred.

Fiscal 2011 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan(a) ($)	Executive Life Insurance Premiums (b) ($)	Executive Disability Premiums(c) ($)	Other(d) ($)	Total ($)
Mr. Whitman	2011	7,221	7,310	31,938	—	46,469
Mr. Young	2011	7,604	2,270	—	144	10,018
Mr. Covey	2011	7,696	—	—	157,216	164,912
Mr. Moon	2011	9,740	—	—	4,361	14,101
Mr. Davis	2011	6,350	—	—	288	6,638

(a)
We match dollar for dollar the first 1% of salary contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)
For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)
We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2011 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)
For Mr. Covey, this amount includes royalties from books he authored that are used in our training and education businesses in the amount of $152,855 earned during fiscal 2011.  For Mr. Young and Mr. Davis, the amounts refer to cash-based service awards provided by the Company. For Mr. Covey and Mr. Moon, this amount includes $4,361 consisting of a President’s Choice service award available to all sales associates and sales leaders.

Fiscal 2011 Grants of Plan-Based Awards

The following table sets forth the plan-based awards that we granted in fiscal 2011.  Despite the multiple entries in the table, we made only four awards in fiscal 2011: annual incentive based cash awards identified in the table as Performance-Based Variable Pay; a premium-priced option award to our CEO first made in fiscal 2010 (which option was broken into four equal tranches); long-term, market-based restricted stock unit awards; and Executive Performance Awards of performance-based restricted stock units to our CEO, CFO, and CPO to recognize their contributions to our strong financial performance during fiscal 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underly-ing Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Whitman
Performance-Based Variable Pay(a)	—	5,000	500,000	1,000,000	—	—	—	—	—	—	—
Stock Options(d)	1/28/2011	—	—	—	—	62,500	—	—	—	9.00	188,898
Stock Options(d)	1/28/2011	—	—	—	—	62,500	—	—	—	10.00	188,898
Stock Options(d)	1/28/2011	—	—	—	—	62,500	—	—	—	12.00	188,898
Stock Options(d)	1/28/2011	—	—	—	—	62,500	—	—	—	14.00	188,898
Executive Performance Award(b)	7/15/2011	—	—	—	—	—	—	52,910	—	—	600,000

Mr. Young
Performance-Based Variable Pay(a)	—	1,750	175,000	350,000	—	—	—	—	—	—	—
RSUs –Shares at Risk(c)	7/15/2011	—	—	—	—	24,632	—	—	—	—	221,618
Executive Performance Award(b)	7/15/2011	—	—	—	—	—	—	13,228	—	—	150,006

Mr. Covey
Performance-Based Variable Pay(a)	—	2,000	200,000	400,000	—	—	—	—	—	—	—
RSUs –Shares at Risk(c)	7/15/2011	—	—	—	—	44,118	—	—	—	—	396,937

Mr. Moon
Performance-Based Variable Pay(a)	—	2,000	200,000	400,000	—	—	—	—	—	—	—
RSUs –Shares at Risk-(c)	7/15/2011	—	—	—	—	44,118	—	—	—	—	396,937

Mr. Davis
Performance-Based Variable Pay(a)	—	700	70,000	140,000	—	—	—	—	—	—	—
RSUs –Shares at Risk-	7/15/2011	—	—	—	—	26,471	—	—	—	—	238,164
Executive Performance Award(b)	7/15/2011	—	—	—	—	—	—	5,997	—	—	68,006

(a)	These amounts refer to the Performance-Based Variable Pay Plan.
(b)
These amounts refer to the Executive Performance Award granted to Messrs. Whitman, Young and Davis, which awards have an immediate vesting feature and a performance-based and time-based feature.  See the 2011 Option Exercises and Stock Vested Table and “Compensation Discussion and Analysis” for more information.

(c)	These Amounts refer to the New Long-Term Executive Incentive program awarded to Messrs. Young, Covey, Moon and Davis.
(d)
This amount refers to the stock options granted to Mr. Whitman.  We note that the fair value of options shown in the table for our CEO in fiscal 2011 represents an increase of approximately $466,000 over the value of the fiscal 2010 option grant, which resulted primarily from the increase in the Company’s stock price on the option grant date compared to such price on the grant date for the CEO’s fiscal 2010 option award.  The option grants were for 250,000 shares in both fiscal 2011 and fiscal 2010.

For more information about the equity awards disclosed in the table above, see the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2011 Compensation Decisions and Actions” above.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested ($)(e)
Mr. Whitman	7/15/11	—	—	—	—	—	17,637	167,904	—		—
	1/28/11	—	—	62,500	9.00	1/28/2021	—	—	—		—
	1/28/11	—	—	62,500	10.00	1/28/2021	—	—	—		—
	1/28/11	—	—	62,500	12.00	1/28/2021	—	—	—		—
	1/28/11	—	—	62,500	14.00	1/28/2021	—	—	—		—
	1/28/10	—	—	62,500	9.00	1/28/2020	—	—	—		—
	1/28/10	—	—	62,500	10.00	1/28/2020	—	—	—		—
	1/28/10	—	—	62,500	12.00	1/28/2020	—	—	—		—
	1/28/10	—	—	62,500	14.00	1/28/2020	—	—	—		—
	1/28/10	—	—	—	—	—	—	—	113,636	(c)	1,081,815

Mr. Young	7/15/11	—	—	—	—	—	4,410	41,983	—		—
	7/15/11	—	—	—	—	—	—	—	24,632	(d)	234,497
	1/28/10	—	—	43,750	9.00	1/28/2020	—	—	—		—
	1/28/10	—	—	43,750	10.00	1/28/2020	—	—	—		—
	1/28/10	—	—	43,750	12.00	1/28/2020	—	—	—		—
	1/28/10	—	—	43,750	14.00	1/28/2020	—	—	—		—
	1/28/10	—	—	—	—	—	—	—	28,409	(c)	270,454

Mr. Covey	7/15/11	—	—	—	—	—	—	—	44,118	(d)	420,003
	1/28/10	—	—	—	—	—	—	—	12,879	(c)	122,608

Mr. Moon	7/15/11	—	—	—	—	—	—	—	44,118	(d)	420,003

Mr. Davis	7/15/11	—	—	—	—	—	2,000	19,040	—		—
	7/15/11	—	—	—	—	—	—	—	26,471	(d)	252,004
	1/28/10	—	—	—	—	—	—	—	9,470	(c)	90,155

(a)	These options have a market vesting condition related to the extinguishment of the management stock loan program when the share price reaches approximately $15.00.
(b)
These awards are the remaining time-based portion of the Executive Performance Awards granted to Messrs. Whitman, Young, and Davis. These awards will vest upon completion of the one year service requirement on August 31, 2012.

(c)
These LTIP awards are subject to a four-year performance period with three potential vesting dates (August 31, 2012, March 2, 2013 and August 31, 2013) if certain financial measures are achieved during the performance period.  The 1,894 stock awards that were originally granted to Mr. Moon were cancelled as it related to a grant that was made prior to his appointment to the executive team.

(d)	These RSUs will vest when the five-day average stock price is at least $17.00 per share not later than five years from the grant date.
(e)
Values were determined by multiplying the target number of RSUs or performance shares by the closing price-per-share of Common Stock on the NYSE on August 31, 2011. In accordance with SEC rules the fiscal 2011 Summary Compensation Table and fiscal 2011 Grants of Plan-Based Awards above include the grant date fair value of the Executive Performance Awards.

Fiscal 2011 Option Exercises and Stock Vested

The following table sets forth information regarding the exercise in fiscal 2011 of options granted in January 2001, that would have expired in fiscal 2011. The table also sets forth the value of the awards held by our NEOs that vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
Mr. Whitman	—	—	35,273	$399,996
Mr. Young	35,000	$36,750	8,818	$99,996
Mr. Covey	—	—	—	—
Mr. Moon	—	—	—	—
Mr. Davis	—	—	3,998	$45,337

(a)
Values were determined by multiplying the number of shares of Common Stock underlying the options by the difference between the closing price per-share of our Common Stock on the NYSE on the exercise date ($9.05) and the exercise price of the options ($8.00).

(b)
Includes shares of Common Stock underlying Executive Performance Award, two-thirds of which vested upon grant. One-third of the award vests when the trailing four quarters of Adjusted EBITDA was greater than $20.0 million, and the NEOs who were granted shares complete a 12 month employment service period.  On August 31, 2011 the required Adjusted EBITDA achievement level was achieved and these shares will vest upon completion of the one year service requirement on August 31, 2012.

(c)
Values were determined by multiplying the aggregate number of RSUs by the closing price-per-share of Common Stock on the NYSE on July 15, 2011, the grant date and the vesting date. In accordance with SEC rules the Fiscal 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards above include the grant date fair value of the Executive Performance Awards.

Fiscal 2011 Pension Benefits and Nonqualified Deferred Compensation

We do not offer any pension plans.  The NQDC plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Severance Benefits

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, each executive officer would receive from the Company one times his or her current annual total targeted cash compensation paid out in a lump sum, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.   There are no excise tax gross-up provided under the agreements.

Estimated Change-in-Control Severance Amounts as of August 31, 2011
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2011	1,009,019	500,000	500,000	1,000,000	9,019
Mr. Young	2011	486,017	300,000	175,000	475,000	11,017
Mr. Covey	2011	513,279	300,000	200,000	500,000	13,279
Mr. Moon	2011	511,017	300,000	200,000	500,000	11,017
Mr. Davis	2011	311,017	230,000	70,000	300,000	11,017
The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

Severance Benefits

Our NEOs are subject to the same general severance policies as for all Franklin Covey employees. Under our severance policy, employees including NEOs who terminate involuntarily without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation. Additionally, we pay COBRA medical and dental premiums for the term of the severance. In return for the receipt of severance payment, the NEO agrees to abide by specific non-compete, non-solicitation and confidentiality requirements.

Estimated Severance Amounts as of August 31, 2011
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2011	1,936,606	500,000	500,000	1,923,077	13,529	(a)
Mr. Young	2011	485,170	300,000	175,000	475,000	10,170
Mr. Covey	2011	493,538	300,000	200,000	480,769	12,769
Mr. Moon	2011	491,363	300,000	200,000	480,769	10,594
Mr. Davis	2011	179,433	230,000	70,000	173,077	6,356
The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

(a) COBRA benefits are legally limited to 18 months.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey. Mercer, outside legal counsel and the Company’s CFO and CPO also reviewed the CD&A.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement for the fiscal year ended August 31, 2011.

Compensation Committee:
E. Kay Stepp, Chairperson
Robert Daines
Dennis Heiner

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2011.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2011.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2011, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011, for filing with the SEC.

Date:  November 21, 2011

E.J. “Jake” Garn, Chairman
Robert H. Daines
Dennis G. Heiner
E. Kay Stepp

OVERVIEW OF PROPOSALS

This Proxy Statement includes four proposals requiring shareholder action.  Proposal No. 1 requests the election of eight directors to the Board.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests an advisory vote on the frequency of the vote on executive compensation.  Proposal No. 4 requests the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  Dr. Stephen R. Covey has chosen not to stand for re-election to the Board and no persons have been nominated to fill this vacancy.

Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describes the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the eight nominees listed below.  Each of the nominees is currently serving as a Director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company's bylaws, any nominee for director who receives a greater number of votes "withheld" or "against" from his or her election than votes "for" his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director's resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Clayton M. Christensen, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

Our overall goal for the executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2011 in more detail.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve strong financial performance.  During fiscal 2011, our sales grew to $160.8 million, representing an increase of $23.9 million, or 17 percent, over the prior year.  Our net income grew to $4.8 million in fiscal 2011 compared with a loss of $0.5 million in fiscal 2010.  The Company’s strong earnings and improved operational results helped to increase net working capital to $16.7 million compared with $4.6 million in fiscal 2010.

The Company requests shareholder approval of the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation rules (which disclosures include the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not effect the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Advisory Vote on the Frequency of Say-on-Pay Votes

As described in Proposal No. 2 above, our shareholders are being provided with the opportunity to cast an advisory vote on the Company’s executive compensation program.  The advisory vote on executive compensation described in Proposal No. 2 is commonly referred to as a “say-on-pay vote.”

This Proposal No. 3 provides shareholders with the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or a special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting).  Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years, every three years, or they may abstain.

We believe that say-on-pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program.  This is the first year that shareholders are provided with the opportunity to cast a say-on-pay vote, and the Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders and will consider the outcome of these votes in making its decisions on executive compensation in the future.

Vote Required

The option of “one year,” “two years,” or “three years” which receives the highest number of votes will be the option recommended by the shareholders.  Abstentions and broker non-votes will not effect the outcome of this approval.

Recommendation of the Board

The Board recommends that shareholders vote on Proposal No. 3 to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

PROPOSAL NO. 4
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Ernst & Young LLP to audit our financial statements for fiscal 2012.  Ernst & Young began serving as our independent registered public accounting firm in the second quarter of fiscal 2011.  Prior to this appointment, KPMG LLP (KPMG) served as our independent registered public accounting firm since fiscal 2002.

The Board of Directors anticipates that one or more representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

During fiscal 2011, the Audit Committee completed the process it undertook in accordance with its previously announced policy to review the appointment of our independent registered public accounting firm every five years.  Pursuant to this policy, the Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the remainder of fiscal 2011 and in future periods.

As a result of this process and following careful deliberation, the Audit Committee engaged Ernst & Young as the Company’s independent registered public accounting firm for the remainder of the fiscal year ended August 31, 2011, and dismissed KPMG from that role on March 7, 2011.

During the fiscal years ended August 31, 2010 and 2009, and in the subsequent interim period through March 7, 2011, there were no (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the Company’s financial statements for the fiscal years ended August 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit reports of KPMG on the effectiveness of internal control over financial reporting as of August 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided KPMG with a copy of the disclosures it made in a Current Report on Form 8-K (the Report) prior to the time the Report was filed with the SEC.  The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein.  A copy of KPMG’s letter dated March 11, 2011 was attached as exhibit 16.1 to the Report.

In its decision to engage Ernst & Young, the Audit Committee reviewed auditor independence and all existing relationships with Ernst & Young, and concluded that Ernst & Young has no relationships with the Company that would impair its independence.  During the fiscal years ended August 31, 2010 or August 31, 2009, and in the subsequent interim period through November 27, 2010, neither the Company nor anyone acting on its behalf consulted with Ernst & Young on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firms for the fiscal years ended August 31, 2011 and 2010:

	Ernst & Young	KPMG
	Fiscal 2011	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$491,627	$56,443	$782,000
Audit-Related Fees(2)	-	2,085	7,000
Tax Fees(3)	-	26,494	35,000
All Other Fees	-	-	-
	$491,627	$85,022	$824,000

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, procedures related to registration statements, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All the audit-related and non-audit services provided by our independent registered public accounting firms during the fiscal years ended August 31, 2011 and 2010 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not effect the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Ernst & Young as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2013, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 18, 2012, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2013 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2012.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our Annual Meeting to be held in calendar year 2013 but fails to notify us of that intention prior to November 1, 2012, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2013 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2012.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2011 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

 Directions to FranklinCovey from Provo/South
  ♦ Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound
  ♦ Take the Redwood Road exit
  ♦ Turn left (South) onto Redwood Road.
  ♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
  ♦ You will pass UPS on your right
  ♦ FranklinCovey will be the block after UPS on your right
  ♦ 2200 West Parkway Blvd.  Salt Lake City, UT  84119
  ♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
  ♦ Receptionist in the Washington building will be able to help you

 Directions to Franklin Covey from Downtown/North
  ♦ If entering I-15 from 600 South on-ramp southbound
  ♦ Take the 21st South Freeway
  ♦ Take the first exit off 21st South Freeway which is Redwood Road
  ♦ Turn left (South) onto Redwood Road.
  ♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
  ♦ You will pass UPS on your right
  ♦ FranklinCovey will be the block after UPS on your right
  ♦ 2200 West Parkway Blvd.  Salt Lake City, UT  84119
  ♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
  ♦ Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

ANNEX

ADJUSTED EBITDA RECONCILIATION TO NET INCOME

For 2009, Adjusted EBITDA means net loss from operations excluding the impact of interest expense, income tax benefit, equity from the earnings of an equity method investee, amortization, depreciation and other non-recurring items.  For 2010 and 2011, Adjusted EBITDA means net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense and non-recurring items.  The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

2011, 2010 and 2009 Reconciliation of Net Income (loss) to Adjusted EBITDA
(in thousands)

	Fiscal Year Ended
	August 31,	August 31,	August 31,
	2011	2010	2009
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss)	$4,807	$(518)	$(10,832)
Adjustments:
Loss from discontinued operations, net of tax		(548)	(216)
Gain from sale of discontinued operations, net of tax		(238)
Interest expense, net	2,666	2,858	3,022
Income tax provision (benefit)	3,639	2,484	(3,814)
Amortization	3,540	3,760	3,761
Depreciation	3,567	3,669	4,532
Share-based compensation	2,788	1,099	468
Severance costs	150	920
Reimbursed travel expenses		686
Management stock loan costs		268
Impairment of assets			3,569
Restructuring costs			2,047
Internal closure costs and adjustments			580
Adjusted EBITDA	$21,157	$14,440	$3,117

PROXY

FRANKLIN COVEY CO.

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 27, 2012 at 8:30 a.m., local time, or any adjournment(s) thereof.  This proxy is solicited on behalf of the Board of Directors of the Company.  This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” 1 Year for Proposal 3, and “FOR” all other proposals.

1.	Election of nine directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify.
Nominees: Clayton M. Christensen, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.
	☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominee(s ) whose name(s) are circled above
2.	Advisory vote on approval of executive compensation:
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Advisory vote on the frequency of the advisory vote on executive compensation.
	☐	1 YEAR	☐	2 YEARS	☐	3 YEARS	☐	ABSTAIN
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2012.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held January 27, 2012. The Proxy Statement and our 2011 Annual Report to shareholders are available at: www.shareholdermaterial.com/FC

The Board of Directors unanimously recommends that the shareholders vote “FOR” all nominees listed in Proposal 1, “FOR” 1 Year for Proposal 3, and “FOR” all other proposals.  To vote in accordance with the Board of Directors recommendations, sign below. The appropriate boxes may, but need not be checked.   To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box above.  PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                      Dated: _____________________________________

                      _________________________________________
                      Signature of Shareholder(s)

                      _________________________________________
                      Signature (if held jointly)

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